Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BRESLER & REINER, INC. (OTC: BRER) COMPLETES PRIVATE PLACEMENT OF $40 MILLION TRUST PREFERRED SECURITIES

WASHINGTON, D.C. – November 30, 2005:  Bresler & Reiner, Inc. announced today that the Company completed a private placement of $40 million of trust preferred securities through its newly created subsidiary, Bresler & Reiner Statutory Trust I. The proceeds from the private placement will be used to repay existing debt with less favorable terms and provide the Company with additional liquidity for future investments.

The trust preferred securities mature in January 2036.  They bear interest at a fixed rate of 8.37% for the first five years, and thereafter at a floating rate equal to three-month LIBOR plus 3.50% for the remainder of the term.  These securities are redeemable at par beginning in January 2011.

The private placement of the trust preferred securities was not registered under the Securities Act of 1933, as amended (the Securities Act), or applicable state securities laws, and the trust preferred securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy these or any other securities.

About the Company:

Bresler & Reiner, Inc. owns and develops land and commercial residential, and hospitality properties, principally in the Washington, DC; Philadelphia, Pennsylvania; Baltimore, Maryland; Ocean City, Maryland; Wilmington, Delaware; Orlando, Florida; and Tampa, Florida metropolitan areas.

Supplemental Information:

SEC Filings (Forms 10-Q and 10-K) and supplemental information packages (Form 8-K’s) are available at www.breslerandreiner.com or at www.sec.gov or may be requested in e-mail or hard copy formats.

For additional information, contact:

Mr. Sidney M. Bresler, President

Bresler & Reiner, Inc.

11200 Rockville Pike, Suite 502

Rockville, Maryland  20852

(301) 945-4300

This press release may contain forward-looking statements that are based on current estimates, expectations, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs, and management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or “would be,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include: our ability to compete effectively; our exposure to the credit risks of our tenants; our ability to recruit and retain key personnel; adverse changes in the local or general economy and market conditions; our ability to obtain necessary governmental permits and approvals; our ability to complete development projects in a timely manner and within budget; our ability to secure tenants for our projects and properties; our ability to sustain occupancy levels at our properties through keeping existing tenants and securing new ones; our ability to secure tenants for the residential and commercial properties that we develop; changes in the interest rate environment which will affect our ability to obtain mortgage financing on acceptable terms; future litigation; and changes in environmental health and safety laws.